Exhibit (p.1)

BUSINESS

CONDUCT RULES

FOR

HEARTLAND GROUP, INC.

AND

HEARTLAND ADVISORS, INC.

(Effective December 31, 2016)

Act in the best interest of our investors - earn their confidence with every action

Table of Contents

BUSINESS CONDUCT RULES			6

I.	Introduction		6

II.	Administration and Enforcement		7

A.		Interpretation	7

B.		Compliance as Condition of Employment and Disciplinary Sanctions	7

C.		Compliance Monitoring and the Business Conduct Committee	8

	1.	Authority	8

	2.	Special Discretion	8

III.		Definitions	8

CODE OF ETHICS			9

I.	Introduction		9

II.	Board Reporting		9

III.		Record Retention	10

A.		Retention of Code	10

B.		Record of Violations and Exceptions	10

C.		Forms and Reports	10

D.		List of Heartland Persons	10

E.		Director Reports	10

F.		Approval of Limited Offerings	10

G.		Transaction Records	10

IV.		Definitions	11

A.		Access Person	11

B.		Control	11

C.		Covered Securities	11

2

D.		Federal Securities Laws	11

E.		Heartland Person	11

F.		Investment Person	12

G.		Limited Offering	12

H.		Non-Interested Directors	12

I.		Personal Transactions	12

J.		Private Investment Partnerships	12

V.		General Trading Guidelines	13

VI.		Restrictions On Personal Transactions	13

A.		Investments In Small Companies Prohibited	13

B.		Initial Public Offerings of Equity Securities Prohibited	13

C.		Pre-Clearance Requirement	14

D.		Black-Out Periods	14

	1.	Access Persons	15

	2.	Investment Persons	15

	3.	Exceptions to Black-Out Rules	15

E.		Ban on Short-Term Trading Profits	16

F.		Limited Offerings (Private Placements and Private Investment Partnerships)	16

G.		Trading With Clients or Funds Prohibited	16

VII.		Exempt Transactions	16

A.		Non-discretionary Transactions	17

B.		Exchange-Traded Funds (ETFs)	17

C.		Non-volitional Transactions	17

D.		Automatic Investment Plans	17

E.		Rights Issuances	17

3

VIII.		Reporting and Disclosure Requirements of Heartland Persons	17

A.		Initial and Quarterly Reports	17

	1.	Quarterly/Initial Certification and Disclosure	18

	2.	Access Person Quarterly Statements	18

B.		Access Person Confirmations and Statements	18

C.		Investment Person Disclosure of Material Interests	19

D.		Reporting by Non-Interested Directors	19

GIFT POLICY			20

I.		Introduction	20

II.		Policy	20

A.		Making of Gifts	20

B.		Acceptance of Gifts	20

C.		Customary Business Amenities	21

III.		Gift Reporting	21

FOREIGN CORRUPT PRACTICES ACT COMPLIANCE POLICY			22

OUTSIDE ACTIVITIES POLICY			23

I.		Outside Employment	23

II.		Service as a Director of a Public Company	23

III.		Relative in Securities Business	23

POLICY AGAINST INSIDER TRADING			24

I.		Summary of Heartland’s Policy Against Insider Trading	24

A.		General Prohibition	24

B.		What is Material?	24

C.		What is Nonpublic?	24

D.		How Does a Heartland Person’s Duty not to use the Information Arise?	24

4

E.		What to do if you Receive Material, Nonpublic Information	25

F.		The Effect of the Restricted List	25

G.		Violations	25

II.	Procedures to Prevent Insider Trading		25

Section 1.1			26

A.		General Prohibition	26

	1.	Materiality	26

	2.	Nonpublic	27

	3.	Information Obtained through Misappropriation	29

B.		Insider Trading Prohibitions Specifically Related to Tender Offers	29

C.		Insider Trading Prohibitions Specifically Related to Mutual Funds	29

D.		Advice as to Guidelines	30

E.		Application	30

Section 1.2			30

A.		Specific Procedures	30

	1.	Nondisclosure	30

	2.	Access to Files	30

	3.	Segregated Files	31

	4.	The Restricted List	31

	5.	Portfolio Holdings	31

Section 1.3			31

A.		Violations	31

5

BUSINESS CONDUCT RULES

I.           Introduction

These Business Conduct Rules (“Rules”) have been adopted by Heartland Advisors, Inc. and its affiliates, including Heartland Holdings, Inc. (collectively referred to herein as “Heartland Advisors”) and Heartland Group, Inc., a registered investment company (referred to herein as “Heartland Group” or the “Heartland Funds.” The Rules shall govern the conduct of all Heartland Persons (as hereafter defined) in furtherance of general business, fiduciary, and legal principles and to satisfy certain regulatory requirements discussed below. Heartland Advisors, Heartland Group, any series or investment portfolio of any series of any other registered investment company advised or subadvised by Heartland Advisors (where Heartland Advisors serves as adviser or subadviser with respect to some or all investment decisions made on behalf of such series) (as appropriate) shall be collectively referred to herein as “Heartland”).

Although Heartland believes that personal investment and other activities by Heartland .Persons should not be prohibited or discouraged, the nature of Heartland Advisors’ fiduciary obligations to the Heartland Funds, to each series of any other registered investment company advised or subadvised by Heartland Advisors (where Heartland Advisors serves as adviser or subadviser with respect to all investment decisions made on behalf of such series) and to each investment portfolio containing a segregated portion of the assets of any series of any other registered investment company advised or subadvised by Heartland Advisors (where Heartland Advisors acts as the adviser or subadviser only with respect to the investment decisions involving the assets which comprise such segregated investment portfolio) (collectively referred to herein as “Mutual Funds”), Heartland Advisors’ separate account clients (“Clients”), and shareholders of the Mutual Funds necessarily requires certain disclosures with respect to, and results in some restrictions on, the activities of Heartland Persons. These Rules are designed to reflect the following principles that must guide the personal conduct of all Heartland Persons:

•	In conducting business activities on behalf of Heartland, Heartland Persons must, at all times, (1) act with integrity, competence and dignity, adhere to the highest ethical standards, and deal fairly with and act in the best interests of the Mutual Funds and Clients; (2) comply with applicable Federal Securities Laws (as defined herein); and (3) promptly disclose to the Compliance Officer any circumstances that create an actual or potential conflict with the interests of the Mutual Funds or Clients, including, but not limited to, violations of the Federal Securities Laws (as defined herein) or failures to comply with Heartland policies and procedures, and promptly disclose to the Compliance Officer any violation of these Rules and Code of Ethics;

•	All Personal Transactions of Access Persons in Covered Securities (as these terms are hereafter defined) must be conducted in a manner consistent with these Rules, so as to avoid any actual or potential conflicts of interest with the investment activities undertaken for clients with respect to which Heartland Advisors has investment discretion, including the Mutual Funds and Clients, and to avoid any abuse of position of trust and responsibility with respect thereto;

•	No Heartland Person shall take inappropriate advantage of his or her position with or on behalf of Heartland or as an investment industry professional;

6

•	At no time may any Heartland Person engage in any conduct or activity that operates or would operate as a fraud or deceit on Heartland, the Mutual Funds, Clients, or shareholders of the Mutual Funds or make any untrue statement or fail to make a statement, that in light of the circumstances could mislead Heartland, the Mutual Funds, Clients, or shareholders of the Mutual Funds in a material way;

•	No Heartland Person shall recommend for purchase or sale, or otherwise discuss the appropriateness of trading, any Covered Security to any other person, except as permitted or required in the normal course of his duties on behalf of Heartland; and

•	No Heartland Person shall reveal to any other person (except as permitted or required in the normal course of his duties on behalf of Heartland) any information that is confidential or proprietary to Heartland, including, but not limited to, information regarding investment transactions made or being considered, or Covered Securities researched or traded, by or on behalf of any of the Mutual Funds or Clients, or any non-public portfolio holding information of any Mutual Funds or Clients.

Any violation of the Rules, or the principles described herein, may be cause for disciplinary action up to and including termination of employment. Other disciplinary actions may include warnings, periods of “probation” during which personal investment activities are curtailed or prohibited, reversal of Personal Transactions, disgorgement of profits, and fines. Technical compliance with the Rules will not automatically insulate from scrutiny conduct that appears to indicate a pattern of abuse of an individual’s legal or fiduciary duties.

II.          Administration and Enforcement

A.           Interpretation

Questions regarding the interpretation of any provision of the Rules shall be directed to the Chief Compliance Officer of Heartland Advisors (“Compliance Officer”), who shall be responsible for the enforcement of the Rules. The Compliance Officer has the authority to make exceptions to the Rules if he or she believes such exceptions are in line with the underlying principles of the Rules and the requirements set forth in Section II.C.2 are satisfied. In some cases, approval of the Committee (as defined herein) may be required for a particular exception, as set forth under Section II.C.1, below. All material exceptions will be reported to the Heartland Group Directors, as defined herein.

The Compliance Officer or any other person named in the Rules may appoint one or more designees to carry out his or her functions pursuant to the Rules.

B.           Compliance as Condition of Employment and Disciplinary Sanctions

Compliance with these Rules is a condition of employment for each Heartland Person. All Heartland Persons are required to certify annually that they have read, understand and have complied with the Rules.

7

C.           Compliance Monitoring and the Business Conduct Committee

The Compliance Officer shall review all reports provided by Heartland Persons as required under the Rules to ascertain compliance therewith. The Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent violations of the Rules.

The Compliance Officer shall meet periodically with the Heartland Business Conduct Committee (“Committee”). The purpose of the Committee is to facilitate monitoring of compliance with the requirements and procedures contained in the Rules and to consider interpretive and remedial action in administration and enforcement of the Rules.

The Committee consists of not less than three members, including the Compliance Officer of Heartland Advisors who shall serve as the Chairman of the Committee.

1.          Authority

Subject to oversight by the Committee, the Compliance Officer shall administer, interpret, and enforce the Rules on an ongoing basis. In general, any interpretations or exceptions made and any remedial actions taken under the Rules by the Compliance Officer shall be reported to, but need not be approved by, the Committee. However, the Compliance Officer shall be required to have the Committee pre-approve any remedial actions proposed by the Compliance Officer involving fines, restrictions or bans on personal trading activities, or termination of employment. In addition, the Compliance Officer, in his or her sole discretion, may defer action and request the review and approval of the Committee for any proposed exception or interpretation to be made or remedial action to be taken under the Rules.

2.          Special Discretion

In exercising their discretion to make exceptions to any provision of the Rules, the Compliance Officer and/or the Committee shall ensure that:

▪	A determination is made that the application of the provision is not legally required;

▪	The likelihood of any abuse of the Rules caused as a result of the exception is remote;

▪	The terms or conditions upon which any exemption is granted is evidenced in a written instrument; and

▪	A written record of the exception is made and retained by the Compliance Officer.

III.         Definitions

For definitions of capitalized terms used in the Rules, please refer to the Definitions section of the Code of Ethics.

8

CODE OF ETHICS

I.	Introduction

Rule 17j-1 (the “IC Rule”) under the Investment Company Act of 1940, as amended (the “IC Act”) requires that an investment company, as well as its investment adviser and principal underwriter, adopt a written code of ethics containing provisions reasonably necessary to prevent their Access Persons from engaging in any fraudulent or unlawful personal trading activity. The IC Rule further requires an investment company to disclose in its registration statement certain information about its code of ethics and to file a copy as an exhibit thereto.

Rule 204A-1 (the “IA Rule”) under the Investment Advisers Act of 1940, as amended (the “IA Act”) requires each investment adviser registered with the Securities and Exchange Commission to adopt a written code of ethics containing provisions reasonably necessary to reflect an adviser’s fiduciary obligations to its clients and to ensure its Access Persons comply with applicable Federal Securities Laws (as defined herein). In addition, Rules 204A-1 and 204-2 under the IA Act require investment advisers to keep certain records, which must be available for inspection by representatives of the Securities and Exchange Commission (“SEC”), regarding personal investment activities of advisory personnel.

The Board of Directors of Heartland Group (“Heartland Group Directors”), including a majority of the Non-Interested Directors, must approve the Code on an annual basis, and approve any material change to the Code within six months after adoption of such material change. The Heartland Group Directors must base their approval of the Code, and any material changes to the Code, on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the provisions of the IC Rule. Before approving the Code and any amendment to the Code, the Heartland Group Directors must receive a certification from Heartland Group and Heartland Advisors that each has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

II.	Board Reporting

The Compliance Officer shall present the following reports to the Heartland Group Directors:

•	Not less frequently than quarterly, a written report identifying any material issues arising under the Code or related procedures, including, but not limited to, any material or recurring violations of the Code or Heartland’s related procedures detected since the last such report with a description of the nature of the violation, the person or persons involved, and the remedial action taken. Any violation of the Restrictions on Personal Transactions will be considered material for purposes of the Code;
•	Not less frequently than quarterly, a written report identifying any material changes to the Code adopted since the last such report. Any such changes must be approved by the Heartland Group Directors, including a majority of the Heartland Group Directors who are not interested persons;
•	Not less frequently than annually, a written report including a certification by an officer of Heartland Advisors and Heartland Group that the procedures are reasonably designed to prevent Access Persons from violating the Code and proposals for any recommended changes in existing restrictions or procedures deemed necessary based on Heartland’s expertise, evolving industry practices, or developments in applicable laws or regulations and

9

•	The Heartland Group Directors shall consider any issues presented by the Business Conduct Committee and/or the Compliance Officer as well as the certification reports described above, examining them carefully and determining whether any action (including amendment of the Code) is necessary.

III.	Record Retention

Heartland Advisors shall maintain at its principal place of business on its own behalf and on the behalf of Heartland Group, the following records. Each record shall be preserved for a period of not less than five years (six for Transaction Records) from the end of the calendar year in which the event requiring the record to be made occurred, the first two years in an easily accessible place, or as shall otherwise be required under applicable law and regulation:

A.	Retention of Code

A copy of the Code.

B.	Record of Violations and Exceptions

A record of any exception to the Code made by the Compliance Officer and/or the Business Conduct Committee as permitted by Section II.C and a record of any violation of this Code, and of any action taken as a result thereof.

C.	Forms and Reports

A copy of each report made by an Access Person under this Code.

D.	List of Heartland Persons

A list of all Heartland Persons who are, or have been, required to make reports under this Code.

E.	Director Reports

A copy of each report presented to the Heartland Group Directors under Section II of the Code.

F.	Approval of Limited Offerings

A copy of each pre-approval of a Limited Offering, including the reasons supporting the pre-approval.

G.	Transaction Records

A written record of every transaction in a Covered Security required to be reported by an Access Person under the Code containing the title and amount of the Covered Security involved, the date and nature of the transaction, the price at which the transaction was effected, and the name of the broker, dealer, or bank with or through whom the transaction was effected. This record may be satisfied by a trade confirmation, account statement, or other written report received no later than thirty days after the calendar quarter in which the transaction occurred.

10

IV.	Definitions

A.	Access Person

“Access Person” shall mean (i) any director or officer of Heartland, (ii) any employee of Heartland (or of any company in a Control relationship with Heartland) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities on behalf of the Mutual Funds or Clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a Control relationship to Heartland who obtains information concerning purchase and sale recommendations made to any of the Mutual Funds or Clients with regard to Covered Securities or non-public information regarding the portfolio holdings of any mutual fund Client of Heartland Advisors. Access Person also includes any other person designated by the Compliance Officer.

B.	Control

“Control” shall have the same meaning as in Section 2(a)(9) of the IC Act. In general, it means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

C.	Covered Securities

“Covered Security” shall mean any security within the meaning of Section 2(a)(36) of the IC Act, such as common stocks, preferred stocks, closed-end investment companies, stock options, debt securities and derivative instruments, including futures contracts, and options on futures contracts, relating to any stock, bond or index. Covered Securities shall also include Limited Offerings (i.e., limited partnership interests and private placement common or preferred stocks or debt instruments), shares of the Mutual Funds, shares of Exchange Traded Funds (ETFs) or other exchange traded vehicles, and municipal securities.

Covered Securities do not include (i) direct obligations of the U.S. Government; (ii) bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high quality short-term debt instruments; (iii) shares of money market funds, or shares of open-end investment companies for which Heartland Advisors does not serve as investment adviser or subadviser or, where Heartland Advisors serves as an adviser or subadviser to a series (or any portion thereof) of any open-end investment company, all other series of such investment company for which Heartland Advisors does not so serve; (iv) options/futures based on broad based indices, interest rates, Standard & Poors Depository Receipts, U.S. Treasury instruments, commodities, or currencies.

D.	Federal Securities Laws

“Federal Securities Laws” shall have the same meaning as in Rule 204A-1(e)(4) of the IA Act.

E.	Heartland Person

“Heartland Person” shall mean any employee, officer, director, or general partner of Heartland.

11

F.	Investment Person

“Investment Person” shall mean any employee, officer, or director of Heartland Advisors who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of Covered Securities and any natural person who is a Control person of Heartland Advisors who obtains information concerning such recommendations. Investment Person also includes any other person designated by the Compliance Officer.

G.	Limited Offering

A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. These include, for example, private placements, interests in privately held companies, interests in companies that hold or operate real estate and Private Investment Partnerships. Interests in family partnerships or family limited liability companies shall also be considered a Limited Offering for purposes of this Code.

H.	Non-Interested Directors

A “Non-Interested Director” shall mean a director of Heartland Group who is not an “interested person” of Heartland Group within the meaning of Section 2(a)(19) of the IC Act. Non-Interested Directors are also Heartland Persons and Access Persons.

I.	Personal Transactions

“Personal Transactions” shall mean transactions in Covered Securities in which a Heartland Person has direct or indirect “beneficial ownership” within the meaning of the term as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the term applies to all debt and equity securities and commodity interests. Personal Transactions shall include transactions for: (i) a person’s own account; (ii) an account owned jointly with another person; (iii) an account in the person’s name as a guardian, executor or trustee; (iv) an account in which such person, his spouse, or his minor child residing in his household has a direct or indirect interest; (v) an account of any other relative (e.g., parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls whether or not the relative resides with the person, and (vi) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.

J.	Private Investment Partnerships

A “Private Investment Partnership” means a hedge fund, private investment fund or other collective investment vehicle that holds securities, commodities or other investment assets, or otherwise would meet the definition of an “investment company” as defined in Section 3 of the IC Act but for the exemption in section 3(c)(1) or 3(c)(7). Private Investment Partnership does not include an entity that solely holds real estate (whether industrial/commercial property or residential/family property.)

12

V.	General Trading Guidelines

All Access Persons are prohibited from taking personal advantage of their knowledge of recent or impending securities activities for the Mutual Funds or Clients. In accordance with Heartland’s Policy Against Insider Trading, Access Persons are generally prohibited from purchasing or selling any security while in the possession of material nonpublic information about the issuer of the security, and from communicating to third parties any such material nonpublic information. Access Persons are further prohibited from using or disclosing any nonpublic information relating to the Mutual Funds or Clients, or any nonpublic information relating to the business or operations of Heartland, unless properly authorized to do so.

When purchasing, exchanging, or redeeming shares of an open-end investment company, including the Mutual Funds, Access Persons must comply in all respects with the policies and procedures set forth in the most current prospectus and statement of additional information for such open-end investment company.

Access Persons are discouraged from engaging in a pattern of securities transactions in any Covered Security that is excessively frequent so as to potentially (i) impact the ability to carry out his or her assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

VI.	Restrictions On Personal Transactions

The provisions of Section VI shall apply to the Personal Transactions of all Access Persons, except Access Persons who are Non-Interested Directors.

A.	Investments In Small Companies Prohibited

Except for sales that qualify as “exempt” transactions under Section VII hereof and transactions in closed-end investment companies, the Mutual Funds, exchange traded funds or other exchange traded vehicles or Limited Offerings, no Investment Person or Access Person may effect a Personal Transaction in a Covered Security whose market capitalization is less than $2 billion.

Access Persons, including Investment Persons, subject to this restriction shall be permitted to sell any such investment if the investment was (i) owned and reported to the Compliance Officer at the time he or she became an Access Person, (ii) acquired other than by purchase (e.g., inheritance, spin-off, etc.), or (iii) was not subject to the limit at the time of purchase. However, any such sales shall be subject to the pre-clearance and reporting provisions of the Code.

B.	Initial Public Offerings of Equity Securities Prohibited

All Access Persons are prohibited from purchasing equity securities in initial public offerings (“IPOs”). Further, all Access Persons are prohibited from using the facilities of Heartland Advisors to secure an IPO, directly or indirectly, for any non-client or to indirectly (that is, in circumvention of any procedures established from time to time by Heartland Advisors for allocation of IPOs among the Mutual Funds and Clients) secure an IPO for any Clients or the Mutual Funds.

13

C.	Pre-Clearance Requirement

Unless the transaction is exempt as provided in Section VII hereof, every Personal Transaction in a Covered Security, including transactions in private placement securities and other Limited Offerings, by an Access Person must be pre-approved by the Compliance Officer. Pre-approval and pre-clearance shall be obtained by using the Personal Trade Request Form as made available by the Compliance Officer from time to time.

Pre-approval and pre-clearance for a Transaction in a Covered Security other than shares of the Mutual Funds, private placement securities and other Limited Offerings shall be good for three business days if no Heartland Clients, including the Mutual Funds, currently hold the security for which pre-approval is granted and for one business day if any Heartland Clients, including the Mutual Funds, currently hold the security for which pre-approval is granted. Pre-approval and pre-clearance for a Transaction in shares of the Mutual Funds shall be good for ten business days or as otherwise determined by the Compliance Officer. Pre-approval and pre-clearance for a Transaction in a private placement security or other Limited Offering shall be valid for the time period determined by the Compliance Officer. Pre-approval and pre-clearance approval days are inclusive of the day on which approval is granted, if approval is granted prior to market close. An order that is not executed within these times must be re-submitted for pre-approval and pre-clearance.

After receiving a completed Personal Trade Request Form from an Access Person, for a transaction in a Covered Security other than the Mutual Funds, the Compliance Officer shall obtain the following approvals before pre-clearing the transaction:

•	For all trades: One senior trader and all portfolio managers

In approving, traders are asked to review to ensure there are no pending orders for the Covered Security on the trading desk and portfolio managers are asked to identify if they anticipate trading activity for the Mutual Funds or Clients in the Covered Security within the next 15 days. If one manager is unavailable, another manager may approve on his behalf if he is reasonably certain the security is not under consideration for investment for any of the Mutual Funds or Clients with respect to which the absent portfolio manager has investment discretion.

A portfolio manager may not pre-approve his own transaction.

For transactions in the Mutual Funds, other than transactions exempt under Section VII, the Access Person must submit a completed Personal Trade Request Form for the Mutual Funds and obtain pre-approval and pre-clearance from the Compliance Officer.

The Compliance Officer shall implement appropriate procedures to monitor personal investment activity by the Access Persons after preclearance has been granted.

D.	Black-Out Periods

The black-out periods set forth below shall apply solely to the individual security in question and not to the issuer generally. Black-out periods shall be determined exclusive of the day on which transactions of the Mutual Funds or Clients are effected or being considered. In the event of a violation of these provisions, if the violation results from a transaction that can be reversed prior to settlement, such transaction shall be reversed with any costs being borne by the Access Person. If reversal is not practical or possible, then the security shall be sold and any profit realized from the transaction, net of commissions, shall be disgorged to a charity selected by the Business Conduct Committee.

14

1.	Access Persons

Unless the transaction is exempt under this Code, no Access Person may (i) execute a Personal Transaction within 14 calendar days before or after a trade is executed on behalf of any of the Mutual Funds or Clients, or (ii) execute a Personal Transaction when the security is being considered for purchase or sale on behalf of any of the Mutual Funds or any Clients.

Note: A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated by an investment analyst, in the course of his normal business duties, to any Portfolio Manager responsible for making investment decisions on behalf of the Mutual Funds or Clients, and such recommendation is under active consideration by any Portfolio Manager.

2.	Investment Persons

In addition to the restrictions listed in Section VI D.1 above, if an Investment Person sells a security within the 14 calendar days before any discretionary trade for the Mutual Funds or Client accounts, the Investment Person shall be required to disgorge any benefit, which shall be determined by comparing the sale price received by the Investment Person to the average sale price received by the Mutual Funds or Clients who traded in the same security. For the avoidance of doubt, a sale by an Investment Person resulting in a loss may still result in a disgorgement if the price received by the Investment Person in such 14 calendar day period is better than the price received by the Mutual Funds or Clients. Any disgorged amounts shall be sent to a non-profit organization identified by the Committee.

3.	Exceptions to Black-Out Rules

a.	Highly Liquid Securities

Personal Transactions in stocks (and in convertible preferred stocks convertible into such common stocks) of companies with market capitalizations of $15 billion or more at the time of purchase or sale shall not be subject to the black-out periods set forth above. These stocks are believed to be sufficiently liquid and actively traded such that Personal Transactions or transactions undertaken for Clients or the Mutual Funds are unlikely to have any significant impact on the market price of such stocks. However, because options and other derivatives may involve leverage that magnifies the effect of even small price changes in the underlying stock, Personal Transactions in options and other derivatives remain subject to such blackout periods.

15

b.	The Mutual Funds

Personal Transactions in shares of the Mutual Funds shall not be subject to the black-out periods set forth above.

E.	Ban on Short-Term Trading Profits

Access Persons are prohibited from profiting in the purchase and sale, or the sale and purchase, of the same (or equivalent) securities within 60 calendar days (the 60 day ban applies irrespective of when an Access Person first purchased securities of the issuer). However, in the event that (i) the effect of a transaction is to substitute an equity derivative position in a security with a comparable number of shares of the underlying security, or vice versa, (ii) the substitution transactions occur within the same trading day, and (iii) the value of the substituted position increases and decreases relative to increases and decreases in the value of the original derivative or underlying security position, then, the transactions implementing the substitution shall be permitted. Exceptions to the 60-day ban may be granted for hardship on a case-by-case basis by the Compliance Officer.

F.	Limited Offerings (Private Placements and Private Investment Partnerships)

Any purchase or sale of a Limited Offering by an Access Person shall be subject to the prior written approval of the Compliance Officer. In approving the purchase or sale of a Limited Offering, consideration shall be given to whether the investment should be reserved for the Mutual Funds or Clients, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Mutual Funds or Clients.

Furthermore, no Access Person may have a 5% or more ownership interest in a Limited Offering except real estate or family entities (whether operating or non-operating). If an Access Person’s ownership interest becomes 5% or more because of a non-volitional act, the Access Person must immediately notify the Compliance Officer.

If and after an authorization to acquire a Limited Offering has been obtained, the Access Person must disclose such personal investment whenever any subsequent consideration by the Mutual Funds or any other Clients for investment in that issuer arises.

If a Heartland Fund decides to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person in a Limited Offering, that decision shall be subject to an independent review by an Investment Person with no personal interest in the issuer.

G.	Trading With Clients or Funds Prohibited

All Access Persons are prohibited from, directly or indirectly, purchasing any Covered Security from, or selling any Covered Security to, a Client or any of the Mutual Funds.

VII.	Exempt Transactions

The following transactions shall be exempt from the pre-clearance requirements and other provisions of Section VI hereof, but the reporting and disclosure requirements of Section VIII hereof shall apply:

16

A.	Non-discretionary Transactions

Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person: (a) unrelated to the Access Person; (b) whom the Access Person does not, in fact, influence or control; and (c) with whom the Access Person does not confer or otherwise participate in connection with the purchase and sale of securities in the account.

Note: Any registered investment adviser retained by an Access Person shall be pre-approved by the Compliance Officer before the Access Person may rely upon this exemption. For this purpose, transactions effected under a power of attorney or a brokerage account agreement are not eligible for this exemption unless they contain an express delegation of investment discretion.

B.	Exchange-Traded Funds (ETFs)

Purchases or sales of exchange-traded funds (ETFs), options, or futures on ETFs.

C.	Non-volitional Transactions

Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions. Non-volitional transactions also include gifts of a Covered Security to an Access Person over which the Access Person has no control of the timing.

D.	Automatic Investment Plans

A program in which regular periodic purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including an issuer’s automatic dividend reinvestment plan.

E.	Rights Issuances

Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

VIII.	Reporting and Disclosure Requirements of Heartland Persons

The initial and quarterly reporting requirements of this Section A through C shall not apply to Non-Interested Directors except as provided by Section VIII.D.

No Report made under this section shall be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the reportable items.

A.	Initial and Quarterly Reports

No later than 10 calendar days after commencement of employment, and no later than 10 calendar days following each calendar quarter end thereafter, the following reports must be completed, which contain information current as of a date no more than 45 days prior to the date the person became an access person or the date a quarterly report is submitted:

17

1.	Quarterly/Initial Certification and Disclosure

•	Each Access Person is required to complete and return to the Compliance Officer the Quarterly/Initial Certification and Disclosure acknowledging that he or she has read, understands and has complied with the Code.

•	Access Persons are required to disclose to the Compliance Officer (i) all securities and commodities accounts maintained by the Access Person in which any securities are held and (ii) all personal holdings in Covered Securities on the Quarterly/Initial Certification and Disclosure. With respect to accounts established during the quarter, the Access Person must report the name of the broker, dealer or bank and the date the account was established.

2.	Access Person Quarterly Statements

Every Access Person shall submit Quarterly Statements to the Compliance Officer that discloses the information set forth below with respect to all Personal Transactions and all securities and commodities accounts that Personal Transactions are conducted in during the quarter. Every Quarterly Statement shall be submitted not later than 30 calendar days after the end of each calendar quarter.

Access Persons need not submit Quarterly Statements if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer or information previously reported under the Code.

The Quarterly Statements shall contain the following information for each reportable transaction:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of the security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price at which the transaction was effected;
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date that the report is submitted by the Access Person.

B.	Access Person Confirmations and Statements

All Access Persons maintaining securities or commodities accounts shall direct their brokers to furnish the Compliance Officer on a timely basis, duplicate copies of all confirmations and account statements.

18

C.	Investment Person Disclosure of Material Interests

If an Investment Person wishes to invest or make a recommendation to invest in a security for any of the Mutual Funds or Clients, and such person currently owns greater than 5% of the outstanding shares of the security, such person must first confirm such interest to the Compliance Officer and the Chief Executive Officer of Heartland Advisors and obtain their consent. The Compliance Officer and the Chief Executive Officer may only grant consent if the Investment Person has no material interest in the security. A material interest includes, but is not limited to, offices, directorships, significant contracts, or interests or relationships that are likely to affect the Investment Person’s judgment.

D.	Reporting by Non-Interested Directors

A Non-Interested Director shall report a non-exempt Personal Transaction in Covered Securities to the Compliance Officer within 30 calendar days of the end of the calendar quarter in which such transaction was effected if, at the time such transaction was effected, the Non-Interested Director knew or, in the ordinary course of fulfilling his or her official duties as a director of Heartland Group, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Non-Interested Director, the security is or was purchased or sold by a Heartland Fund or was considered for purchase or sale.

In addition, Non-Interested Directors shall annually report in the Directors and Officers Questionnaire to the Compliance Officer any 5% or more voting interest in any entity (including any public company, business trust or partnership).

19

GIFT POLICY

I.	Introduction

Gifts may only be given (or accepted) if they are in accordance with normally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a gift influences or gives the appearance of influencing the recipient. The following outlines Heartland’s policy on giving and receiving gifts to help Heartland maintain those standards and is applicable to all Heartland Persons (other than Non-Interested Directors).

II.	Policy

A.	Making of Gifts

Heartland Persons and members of their immediate family may not make any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts (“Gifts”) in excess of $100 per year, without advance approval from the Chief Compliance Officer or his/her designee, to any of the Mutual Funds or Clients, any one person or entity that does or seeks to do business with or on behalf of Heartland or any of the Mutual Funds or Clients, or any company held by any of the Mutual Funds or Clients or their management (collectively referred to herein as “Business Relationships”).

B.	Acceptance of Gifts

Heartland Persons and members of their immediate family may not accept any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient. In the event the aggregate fair market value of all Gifts received from any single Business Relationship is estimated to exceed $250 in any 12-month period, the Access Person must immediately notify the Compliance Officer.

If the Gift is from any person, entity or person affiliated with an entity that is a member of the Financial Industry Regulatory Authority (“FINRA”) that does business with or on behalf of Heartland, or is made in connection with the sale or distribution of registered investment company or variable contract securities, the aggregate fair market value of all such Gifts received by you from any single Business Relationship may never exceed $100 in any 12-month period.

Occasionally, Heartland employees are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by Heartland. However, if appropriate, and with prior approval from your manager, you may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.

The solicitation of a Gift is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you).

20

C.	Customary Business Amenities

Customary business amenities are not considered Gifts so long as such amenities are business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (or give) include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

III.	Gift Reporting

All Gifts shall be reported to the Compliance Officer within fourteen calendar days of acceptance or making such Gifts on a Gift Disclosure Report.

21

FOREIGN CORRUPT PRACTICES ACT COMPLIANCE POLICY

The Foreign Corrupt Practices Act of 1977, as amended (FCPA), and other related regulations, prohibit Heartland Persons from making any payment (including giving a gift) to a foreign government official for purposes of obtaining or retaining business. The FCPA applies to Heartland everywhere in the world. The FCPA applies to every Heartland Person even if he or she is not a U.S. citizen.

A violation of the FCPA occurs when something of value is given to a foreign government official for the purpose of obtaining or retaining business or gaining an “unfair advantage” (for example, obtaining favorable tax treatment). A violation of the FCPA can also occur when something of value is given through an agent or intermediary, with knowledge that the thing of value will be used to obtain or retain business or direct business to someone else. Under the FCPA, “knowing” can include situations where the circumstances make it likely that an illegal payment will occur, even if the Heartland Person did not actually know the payment would be made.

No Heartland Person may make any payment to a foreign government official that is connected in any way, directly or indirectly, to the business of Heartland.

If a Heartland Person discovers that a payment was made by such individual or on such individual’s behalf, or if such individual has engaged in any activity in violation of this policy, such Heartland Person shall immediately provide written notice of such payment to the Chief Compliance Officer. Violations will be taken seriously and may result in disciplinary action, as well as regulatory action. Regulatory actions against FCPA violators may include:

•	Criminal actions, including large fines and possible imprisonment (for individuals)
•	Civil actions, including large fines
•	Other governmental action, including being barred from doing business with the US government
•	Private cause of action, including possible Racketeer Influenced and Corrupt Organizations Act (RICO) charges and damages

In addition, many foreign countries have rules and regulations restricting gifts to people who are employed by the government of that country. Heartland intends to fully comply with all of those rules and regulations.

The FCPA also requires Heartland to take reasonable steps to assure intermediaries retained or engaged by it to help Heartland obtain foreign business do not engage in conduct prohibited under the FCPA. Heartland presently has no intention of retaining or engaging any such intermediaries.

Bribery is unacceptable. It is imperative that each and every person who does business with Heartland understands that Heartland Persons will not, under any circumstances, give or accept bribes or kickbacks.

22

OUTSIDE ACTIVITIES POLICY

Any Heartland Person who proposes to engage in Outside Employment or Service as a Director of a Public Company may do so on the Outside Activities Request Form .

I.	Outside Employment

No Heartland Person (other than Non-Interested Directors) shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his or her employment with Heartland unless such person has received prior written approval of such employment or compensation from the Compliance Officer.

II.	Service as a Director of a Public Company

No Heartland Person (other than Non-Interested Directors) shall serve on a board of directors of a public company or other for profit entity without the prior written approval of the Compliance Officer and the Chief Executive Officer of Heartland Advisors. In approving a request, a determination shall be made that the board service would not be inconsistent with the interests of the Mutual Funds or Clients. Any such approval shall be subject to any procedures the Compliance Officer deems appropriate to prevent the misuse of material non-public information that may be acquired through board service, and other procedures or investment restrictions that may be required to prevent actual or potential conflicts of interest. These procedures shall, at a minimum, require that such person is isolated from investment decisions with respect to securities issued by such company.

Any Non-Interested Director who serves on a board of directors of a public company or other for profit entity must provide written notification to the Compliance Officer of Heartland Advisors at the time such service begins.

III.	Relative in Securities Business

Heartland Persons (other than Non-Interested Directors) are required to immediately disclose to the Compliance Officer any spouse, other family member, or anyone residing within such person’s household who is employed in the securities or commodity industry.

23

POLICY AGAINST INSIDER TRADING

I.	Summary of Heartland’s Policy Against Insider Trading

A.	General Prohibition

Any Heartland Person who becomes aware of material nonpublic information should not (without first discussing with Heartland’s General Counsel and Compliance Officer):

•	Trade for a personal or client’s account
•	Recommend transactions in the security, or
•	Disclose (tip) the information to others

B.	What is Material?

Information is material if it has market significance – information a reasonable investor would want to know before making an investment decision. Examples:

•	Earnings estimates, changes in dividends, stock splits and other financial projections
•	Major new discoveries or advances
•	Acquisitions, mergers and tender offers
•	Sales of substantial assets
•	Changes in debt ratings
•	Significant write-downs or additions to reserves

C.	What is Nonpublic?

Information that is not widely available or disseminated. You should be able to point to a public source for public information – newspaper, press release, etc. Examples:

•	Information available to a select group of analysts or institutional investors
•	Undisclosed facts that are the subject of rumors
•	Information given on a confidential basis until it is made public and enough time has elapsed for the market to respond

D.	How Does a Heartland Person’s Duty not to use the Information Arise?

Any Heartland Person who obtains material nonpublic information is subject to the prohibitions described in section I. A. above. The information must be reported to the General Counsel and Compliance Officer who will consider the source of the information and the complex legal duties surrounding the information. These decisions are only to be made in consultation with the General Counsel, who may also consult with the Compliance Officer and Heartland’s outside counsel. Some of the considerations that result in a Heartland Person having a duty with respect to the information are:

•	Information obtained from a Heartland affiliate defined as any company where we hold 5% or more of the outstanding shares
•	Information obtained with the expectation that it will be kept on a confidential basis

24

•	Information obtained through breach of someone’s fiduciary duty – this is very often the case in our business where a corporate officer of an issuer, or an advisor to a company, has a duty not to disclose the information and they wind up disclosing it either selectively to a small group of analysts or institutional investors or they disclose it for a quid pro quo
•	Information obtained through misappropriation – obtained the information for a proper purpose but used it for a contrary purpose (how lawyers, investment bankers, printers, etc. get caught)
•	Any information relating to a tender offer or potential tender offer is subject to even stricter rules

E.	What to do if you Receive Material, Nonpublic Information

•	Do not trade, recommend or tip based on the information.
•	Report the information to the General Counsel and Compliance Officer so the security can be placed on Heartland Advisors’ Restricted List, if appropriate.
•	Any materials or correspondence relating to the information may be segregated from the files and held by the General Counsel as confidential.

F.	The Effect of the Restricted List

•	No Heartland Person may trade the securities, including options and warrants, for his or her own account, family accounts or other personal accounts over which he or she exercises discretion or influence.
•	No Heartland Person may trade the securities, including options and warrants, for any of the Mutual Funds or Client accounts.

G.	Violations

Violations of this policy, or any other disclosure of material, nonpublic information, must be reported to the General Counsel and Compliance Officer immediately. Violations will be taken seriously and may result in disciplinary action, as well as serious regulatory or legal action, including fines and jail time.

Remember: Any alleged insider trading will be viewed with 20/20 hindsight, which often makes information and timing difficult to explain away!

II.	Procedures to Prevent Insider Trading

The Insider Trading Securities Fraud Enforcement Act of 1988 includes a variety of provisions to deter, detect and punish insider trading violations. The penalties for violations of the law are severe. The law imposes civil penalties of up to three times the profit gained or loss avoided as a result of an unlawful purchase or sale or communication of inside information, plus disgorgement of the profit. The law also imposes a special responsibility on broker-dealers and investment advisers to establish written supervisory procedures that are reasonably designed to prevent the misuse of material, nonpublic information by the broker-dealer, investment adviser or any person associated with them. While the applicability of insider trading theories to mutual funds is unsettled law, trading in Mutual Funds may be restricted in certain circumstances.

25

The following sections describe the procedures that will be followed by Heartland to prevent and detect insider trading violations. Any questions regarding these procedures should be brought to the insider trading violations. Any questions regarding these procedures should be brought to the attention of the General Counsel.

Section 1.1

A.	General Prohibition

A Heartland Person who becomes aware of material information that has not been disclosed generally to the marketplace should not, without first discussing the matter with the General Counsel, trade in (purchase or sell) the securities of the company to which the information relates, either on behalf of a Heartland Advisors Client or for his or her own or related account, recommend transactions in such securities, or disclose that information (tip) to others. The General Counsel will consult with the Compliance Officer, and if necessary, Heartland’s outside counsel. These restrictions apply if such information has been acquired improperly or, though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes, or where the information relates to a tender offer and came from a tender offer participant.

In particular, no Heartland Person should trade, tip or recommend the securities of any issuer having obtained material, nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through “misappropriation.” On the other hand, there is no prohibition against using information obtained legitimately through one’s own analyses or appropriate investigative efforts.

1.	Materiality

Information is “material” if it has market significance; this is, if its public dissemination is likely to affect the market value of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

a.         While it is impossible to list all types of information which might be deemed material under particular circumstances, information dealing with the following subjects is often found to be material:

•	Earnings estimates and other financial projections
•	Dividends
•	Major new discoveries or advances in research
•	Acquisitions, including mergers and tender offers
•	Sales of substantial assets
•	Changes in debt ratings
•	Significant write-downs of assets or additions to reserves for bad debt or contingent liabilities

26

b.           On the other hand, information is generally not material if its public dissemination would not have a market impact, or if the information would not likely influence a reasonable investor making an investment decision. Since such judgments may ultimately be challenged with the benefit of hindsight, and the consequences of a wrong decision are potentially severe, a Heartland Person should contact the General Counsel, who may consult with Heartland’s outside counsel, for advice as to whether particular information is material.

2.	Nonpublic

Information that has not been disclosed to the public generally is “nonpublic.”

a.           To demonstrate that certain information is public, a Heartland Person should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available is it has been disclosed, for example, in the broad tape, Wall Street Journal, or widely circulated public disclosure documents, such as prospectuses, annual reports or proxy statements. Nonpublic information may include (i) information available to a select group of analysts or brokers or institutional investors, (ii) undisclosed facts which are the subject of rumors, even if the rumors are widely circulated, and (iii) information that has been imparted on a confidential basis, unless and until the information is made public and enough time has elapsed for the market to respond to a public announcement of the information.

b.           Information from Affiliates. Use of “insider” information obtained from an affiliate of Heartland Advisors could subject both Heartland Advisors and the affiliate to penalties for insider trading.

c.           Information Obtained on a Confidential Basis. When a Heartland Person obtains information from a source with the expectation that he or she will keep such information confidential, the Heartland Person is prohibited from using that information to trade, tip or recommend securities and such confidential information may not be given to affiliates of Heartland. The expectation of confidentiality may be either explicitly set forth or implied by the nature of the Heartland Person’s relationship with the source of the information.

Heartland Persons who are directors and/or officers of a publicly traded company must not trade in their own account based upon nonpublic information obtained in a director and/or officer capacity. Further, no such person may order, direct or influence any trade in such a security for a Heartland Advisors Client account or for a Mutual Fund. All such decisions for Client accounts or managed funds must be made solely by a Heartland Person who is not an officer or director of the subject company. The Heartland Person making the investment decision may not discuss the subject company with the officer or director or otherwise communicate with such person regarding the investment decision. In addition, prior to making a trade in such a security, the Heartland Person should consult the General Counsel, who will confirm with the director or officer that he or she is not is possession of material, nonpublic information obtained in a director and/or officer capacity which would require the subject company to be placed on Heartland Advisor’s Restricted List. Alternatively, with respect to Client accounts, Heartland Advisors may return discretionary control over a client’s holdings in the publicly traded company to the client.

27

d.           Information Obtained through a Breach of Fiduciary Duty. Even in the absence of an expectation of confidentiality, Heartland Persons are prohibited from trading, tipping or recommending securities on the basis of material, nonpublic information disclosed by an insider in breach of fiduciary or similar duty.

i.           The “Personal Benefit” Test. Whether an insider breaches his or her fiduciary duty by disclosing information is not always an easy determination to make and depends in large part on the purpose of the disclosure. If the insider may benefit personally from the disclosure, it is improper to use that information to recommend or trade securities. A “personal benefit” test will be present if:

•	The insider receives a pecuniary or reputational benefit by disclosing the information,
•	He or she makes a “gift” by disclosing the information to a friend or relative, or
•	There is an expected payment, exchange or other quid pro quo on the part of the insider.

ii.           Controlling Person Liability. Even though an insider may not benefit personally from use of insider information, if a controlling person of the insider benefits from the insider’s action, substantial penalties can be imposed upon the controlling person. Depending upon the circumstances, the term “controlling person” could apply to Heartland Advisors itself, its officers and directors, managers and affiliates.

iii.           Selective Disclosure. Heartland Persons should be particularly sensitive to the possibility of a breach by an insider if highly material information is selectively disclosed to one person rather than to a large group of industry analysts or by a press release. In such cases, it is important to consider carefully the motivation of a source in disclosing the information and, in particular, consider whether there is any personal benefit to the source from the disclosure. Again, any questions should be referred to the General Counsel, who may consult with Heartland’s outside counsel. Improper disclosures should be distinguished from the usual situation in which company officers routinely answer questions about previously issued press releases, earnings reports or regulatory filings, or otherwise help fill in gaps of investment analysis.

28

iv.           Temporary Insiders. Employees should be aware that for purposes of finding a breach by an “insider,” the term “insider” is broadly defined to include not only typical insiders, such as officers and directors, but also “temporary insiders.” “Temporary insiders” include, for example, investment bankers, accountants, lawyers, consultants or investment managers who have entered into a relationship with entity that gives them access to information solely for the entity’s purposes. As with the “personal benefit” standard, the “temporary insider” standard is difficult to apply in some situations, and advice of counsel should be sought.

3.	Information Obtained through Misappropriation

“Misappropriated” information is information that has been improperly obtained or, though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker or a lawyer passes along to others material, nonpublic information entrusted to him or her by a client, misappropriation may have occurred. Thus, if such a person divulges the information to a person who knows of that relationship, and the person trades, tips or recommends the client’s securities, liability as a “tippee” with respect to the misappropriated information may be found. No Heartland Person may trade, tip or recommend affected securities where he or she has reason to believe the information has been misappropriated.

B.	Insider Trading Prohibitions Specifically Related to Tender Offers

Under SEC Rule 14e-3, no person may trade, tip or recommend securities of a company that is a target of a tender offer if such person possesses material, nonpublic information regarding the tender offer, and that information was obtained, directly or indirectly, from certain sources.

•	This special prohibition dealing with tender offers applies regardless of the manner in which the information was obtained, whether by “misappropriation,” breach of duty or otherwise. Such trading is unlawful where the trader has reason to believe that the information was obtained, directly or indirectly, from the bidder, the target or a person acting on behalf of the bidder or target.
•	The rule applies to trading, tipping and recommendations even before a tender offer is made. It is enough that a “substantial step” to begin a tender offer has been taken. A substantial step includes, for example: (1) the formulation of a plan to make a tender offer, (2) arranging the financing for a tender offer, (3) preparation of tender offer materials, or (4) commencement of negotiations with dealers to participate in a tender offer.

C.	Insider Trading Prohibitions Specifically Related to Mutual Funds

The General Counsel, in consultation with the Compliance Officer, and, if necessary, Heartland’s outside counsel, may determine that in certain circumstances there is information known within Heartland regarding a Mutual Fund that could be deemed material nonpublic information. If such a determination is made, Heartland Persons will be prohibited from trading in the Mutual Fund until public disclosure of the material event has occurred or the information is no longer considered material. In all cases, Heartland Persons are prohibited from purchasing or selling Mutual Fund shares based on material, nonpublic information. To avoid any potential problems, Heartland Persons should always consult with the Compliance Officer before trading if they believe they have any material, nonpublic information with respect to the Mutual Funds.

29

D.	Advice as to Guidelines

Any question as to the applicability or interpretation of these guidelines or the propriety of any desired action must be discussed with the General Counsel, who may also consult with the Compliance Officer and Heartland’s outside counsel, prior to trading or disclosure of the information.

E.	Application

The restrictions on trading securities imposed by this Section 1.1 apply to anyone receiving material nonpublic information.

Section 1.2

A.	Specific Procedures

The procedures in the following section are designed to prevent material nonpublic information that may have been obtained in confidence from being improperly disclosed or used. These procedures do not restrict the flow of public information.

1.	Nondisclosure

Any Heartland Person who becomes aware of material nonpublic information may not trade the securities of the company to which the information relates, make any comment which could be viewed as a recommendation of such securities, or disclose the information to others, without first discussing the matter with the General Counsel. Further, any Heartland Person who acquires material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through “misappropriation,” may not, as long as he or she possesses such material nonpublic information, trade the securities of the company to which the information relates, make any comment which could be viewed as a recommendation, or disclose the information to others, other than to report such fact to the General Counsel and to request that the issuer of the securities be placed on the Restricted List.

2.	Access to Files

Personnel from outside the firm, including employees of affiliates who are not also employees of Heartland Advisors, should not be allowed access to any Heartland Advisors corporate or client file without, in each case, specific permission from the General Counsel.

30

3.	Segregated Files

The General Counsel, or his or her designee, shall establish separate files to store correspondence and documents that are or may be considered confidential. No person shall be offered access to files unless that person has supplied the documents kept in the files.

4.	The Restricted List

A Restricted List of securities shall be prepared by the Compliance Officer, in consultation with the General Counsel, and, if necessary, Heartland’s Outside Counsel, and distributed, as necessary, to all Heartland Advisors employees. The list shall restrict trading activities with respect to the securities of issuers placed on the list. The list itself shall be confidential. When any Heartland Person obtains information believed to be material and nonpublic, he or she should report the particulars to the General Counsel, who will notify the Compliance Officer, in order that the issuer of the securities may be placed on the Restricted List. Once the information becomes public or immaterial, the issuer may be removed from the Restricted List. As long as an issuer is on the Restricted List:

a. No Heartland Advisors’ employee may trade the securities, including options and warrants, for his or her own account, family account, or other personal accounts over which he or she exercises discretion or influence, and

b. No Heartland Advisors’ employee may trade the securities, including options and warrants, for any Client’s account (other than on an unsolicited basis).

5.	Portfolio Holdings

Disclosure of a Mutual Fund’s portfolio holdings shall only be made in accordance with that Mutual Fund’s policies and procedures and as described in that Mutual Fund’s prospectus and statement of additional information. Disclosure of a Heartland Advisors’ composite portfolio holdings or sample account portfolio holdings shall only be made in accordance with Heartland Advisors’ policies and procedures and as authorized by the Compliance Officer.

Section 1.3

A.	Violations

Any violation of these procedures or any other disclosure or use of material nonpublic information should be reported to the General Counsel and Compliance Officer immediately. Violations may result in disciplinary action up to and including fines and/or termination.

31